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Schedule or Computation of Performance Quotations
FPA Cresent Portfolio - Institutional Service Class Shares
Exhibit 16

1. Average Annual Return (As of March 31, 1997) at Maximum Offering Price

P (1+T)/N/ = ERV

Where:        P    =     A hypothetical initial payment of $1,000
              T    =     average annual total return
              N    =     number of years
             ERV   =     ending redeemable value at end of the period


                                Since Inception
                                    01/24/97
                                    --------

                              P =   $1,000

                              T =   2.363%

                              N =   0.184 years

                             ERV=   $1,004